News Release
For Immediate Release

OccuLogix Provides Update

Toronto, ON —January 9, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) today announced that, in light of the Company’s current financial situation, and in connection with the previously announced indefinite suspension of its RHEO™ System clinical development program and the sale of its SOLX, Inc. subsidiary, the employment of the following members of the Company’s executive team has ended:

-	John Cornish (Vice President, Operations)
-	David Eldridge, OD, FAAO (Vice President, Science and Technology)
-	Julie Fotheringham (Vice President, Marketing)
-	Steve Parks (Vice President, Sales)
-	Steve Westing, Dr.Med.Sc. (Vice President, Medical and Scientific Development)

The employment of Messrs. Cornish and Parks, Ms. Fotheringham and Dr. Westing ended, effective January 4, 2008.  Dr. Eldridge’s employment ended on January 8, 2008.

In addition, the employment of Nozhat Choudry, PhD (Vice President, Clinical Research) and Stephen Kilmer (Vice President, Investor & Public Affairs) will end on January 31, 2008.  To help facilitate continued interaction between the Company and the investment community, however, Mr. Kilmer will continue to provide investor relations services to OccuLogix under a consulting agreement for an indefinite period beyond the termination date of his employment.

The remaining members of OccuLogix’ executive team will continue to concentrate their efforts on raising additional financing for the Company, on assessing strategic alternatives to maximize shareholder value, and on managing OccuLogix’ ownership stake in OcuSense, Inc.   In support of those goals, Elias Vamvakas (Chairman and Chief Executive Officer) and Tom Reeves (President and Chief Operating Officer) have both agreed to accept a 50% reduction of their salaries commencing on February 1, 2008.

As first announced on October 9, 2007, OccuLogix continues to explore the full range of strategic alternatives available to it to maximize shareholder value.  These alternatives may include, but are not limited to, the raising of capital through the sale of securities, one or more strategic alliances and the combination, sale or merger of all or part of the Company.  OccuLogix stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction.    The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Investor & Public Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com